Exhibit 99.1

PRESS RELEASE

Contacts:    Don R. Madison, CFO
Powell Industries, Inc.
713-947-4422

POWELL INDUSTRIES ANNOUNCES
FISCAL 2017 FOURTH QUARTER RESULTS

HOUSTON — DECEMBER 5, 2017 — Powell Industries, Inc. (NASDAQ: POWL), a leading supplier of custom engineered solutions for the management, control and distribution of electrical energy, today announced results for the fiscal 2017 fourth quarter and year ended September 30, 2017.
Revenues for the fourth quarter of fiscal 2017 were $95.0 million compared to revenues of $129.8 million for the fourth quarter of fiscal 2016. The Company reported a net loss for the fourth quarter of $5.1 million, or $0.45 per diluted share, compared to net income of $5.5 million, or $0.48 per diluted share, for the fourth quarter of fiscal 2016. Excluding special items, net loss for the fourth quarter of fiscal 2017 was $4.8 million, or $0.42 per diluted share. A reconciliation of this non-GAAP financial measure to net income (loss) is included in the financial tables below.
Brett A. Cope, Powell’s President and Chief Executive Officer, stated, "Powell’s fourth quarter results reflect a mix of both operational accomplishments and performance challenges. On a positive note, after Hurricane Harvey, we were able to strategically utilize our resources across the US and Canada to help several key customers that had experienced devastation from the storm quickly return to productive operation. However, we also faced challenges during the fourth quarter as a result of Harvey-related issues. While our Houston facilities sustained only minor damage, a number of our employees and their families were more severely impacted and required the support of the company to ensure their safe, but gradual return.
“We have seen order growth as customer momentum appears to be slowly building to fund higher quality jobs ranging up to $3 million in size, primarily for brownfield upgrade projects that have been postponed over the past two years. This has allowed us to become more selective on opportunities during the bidding process and will improve the quality of our backlog over time."
New orders placed during the fourth quarter of fiscal 2017 totaled $112 million compared to $91 million in the third quarter of fiscal 2017 and compared to $111 million in the fourth quarter of fiscal 2016. The Company’s backlog as of September 30, 2017 was $250 million compared to $233 million as of June 30, 2017 and compared to $291 million at the end of last year’s fourth quarter.

FISCAL 2017 RESULTS
Revenues for fiscal 2017 were $395.9 million compared to revenues of $565.2 million for fiscal 2016. Net loss for fiscal 2017 was $9.5 million, or $0.83 per diluted share, compared to net income of $15.5 million, or $1.36 per diluted share, in fiscal 2016. Excluding special items, net loss for fiscal 2017 was $8.6 million, or $0.75 per diluted share. A reconciliation of this non-GAAP financial measure to net income (loss) is included in the financial tables below.

OUTLOOK
Commenting on the company's outlook, Don R. Madison, Powell’s Executive Vice President and Chief Financial and Administrative Officer said, “As we enter our fiscal 2018, we are beginning to see moderate signs of improvement when compared to six months ago in terms of pricing pressure, project quality and order volume for both greenfield and brownfield upgrade opportunities. While it is unclear whether these positive trends are sustainable, if current customer activity continues to gradually increase throughout fiscal 2018, we expect to end the fiscal year with a stronger backlog, which should position Powell for an improved fiscal 2019.
“Due in part to the need to continue managing production gaps in many of our factories and the quality of our current backlog, we expect to report a net loss for fiscal 2018,” Madison concluded.

CONFERENCE CALL
Powell Industries has scheduled a conference call for Wednesday, December 6, 2017 at 11:00 a.m. Eastern time. To participate in the conference call, dial 412-902-0030 at least 10 minutes before the call begins and ask for the Powell Industries conference call. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until December 13, 2017. To access the replay, dial 201-612-7415 using a passcode of 13673445#.
Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by visiting powellind.com. To listen to the live call on the web, please visit the website at least fifteen minutes before the call begins to register, download and install any necessary audio software. For those who cannot listen to the live webcast, an archive will be available shortly after the call and will remain available for approximately 90 days at powellind.com.
Powell Industries, Inc., headquartered in Houston, designs, manufactures and services custom-engineered equipment and systems for the distribution, control and monitoring of electrical energy.  Powell markets include large industrial customers such as utilities, oil and gas producers, refineries, petrochemical plants, pulp and paper producers, mining operations and commuter railways.   For more information, please visit powellind.com.

Any forward-looking statements in the preceding paragraphs of this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties in that actual results may differ materially from those projected in the forward-looking statements. In the course of operations, we are subject to certain risk factors, competition and competitive pressures, sensitivity to general economic and industrial conditions, international political and economic risks, availability and price of raw materials and execution of business strategy. For further information, please refer to the Company's filings with the Securities and Exchange Commission, copies of which are available from the Company without charge.
This press release contains references to certain non-GAAP financial measures discussed above. Please see the financial table below for more details on these non-GAAP financial measures, including a reconciliation of these non-GAAP financial measures to net income and the reasons management believes these measures are useful to investors.

POWELL INDUSTRIES, INC. & SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS

	Three months ended September 30,		Year ended September 30,
	2017	2016	2017	2016
(In thousands, except per share data)
	(Unaudited)

Revenues	$94,963	$129,793	$395,911	$565,243
Cost of goods sold	84,069	104,117	345,142	459,038
Gross profit	10,894	25,676	50,769	106,205

Selling, general and administrative expenses	15,071	17,138	61,524	74,924
Research and development expenses	2,088	1,278	6,906	6,731
Amortization of intangible assets	92	89	355	352
Restructuring and separation expenses	482	738	1,322	8,441
Operating income (loss)	(6,839)	6,433	(19,338)	15,757

Other income	(508)	(508)	(2,029)	(2,029)
Interest expense	46	37	168	149
Interest income	(271)	(43)	(558)	(156)
Income (loss) before income taxes	(6,106)	6,947	(16,919)	17,793

Income tax provision (benefit)	(964)	1,439	(7,433)	2,283

Net income (loss)	$(5,142)	$5,508	$(9,486)	$15,510

Earnings (loss) per share:
Basic	$(0.45)	$0.48	$(0.83)	$1.36
Diluted	$(0.45)	$0.48	$(0.83)	$1.36

Weighted average shares:
Basic	11,468	11,413	11,453	11,400
Diluted	11,468	11,463	11,453	11,431

SELECTED FINANCIAL DATA:

Depreciation and Amortization	$3,274	$3,267	$12,755	$13,331
Capital Expenditures	$1,116	$1,044	$3,636	$3,044
Dividends Paid	$2,970	$2,963	$11,875	$11,845

POWELL INDUSTRIES, INC. & SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	September 30,
	2017	2016
(In thousands)	(Unaudited)

Assets:

Cash and cash equivalents and short-term investments	$95,188	$97,720

Restricted cash	15,104	—

Other current assets	139,779	206,420

Property, plant and equipment (net)	139,420	144,977

Restricted cash (non-current)	9,747	—

Long-term assets	15,748	13,399

Total assets	$414,986	$462,516

Liabilities and equity:

Current liabilities	$85,579	$118,248

Long-term debt, net of current maturities	1,600	2,000

Deferred and other long-term liabilities	6,511	6,951

Stockholders’ equity	321,296	335,317

Total liabilities and stockholders’ equity	$414,986	$462,516

SELECTED FINANCIAL DATA:

Working capital	$164,492	$185,892

POWELL INDUSTRIES, INC. & SUBSIDIARIES
NON-GAAP NET INCOME (LOSS) RECONCILIATION

	Three months ended September 30,		Year ended September 30,
(In thousands)	2017	2016	2017	2016
	(Unaudited)
Reconciliation of GAAP Net Income (Loss) to Non-GAAP Net Income (Loss):

GAAP Net income (loss)	$(5,142)	$5,508	$(9,486)	$15,510
Non-GAAP items:
Restructuring and separation costs	482	738	1,322	8,441
Income tax effect of non-GAAP items	(169)	(95)	(463)	(2,519)

Non-GAAP Net income (loss)	$(4,829)	$6,151	$(8,627)	$21,432

Diluted shares outstanding	11,468	11,463	11,453	11,431

Diluted Earnings (Loss) Per Share:

GAAP earnings (loss) per share	$(0.45)	$0.48	$(0.83)	$1.36
Non-GAAP earnings (loss) per share	$(0.42)	$0.54	$(0.75)	$1.87

For all periods presented, the Company defines non-GAAP net income (loss) as net income (loss) from operations which excludes restructuring and separation costs. The income tax effect is based on the applicable statutory rate. Non-GAAP financial measures should not be considered a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. However, the Company believes by excluding these items, these non-GAAP financial measures are helpful in comparing the historical results to current results because this non-GAAP information provides consistent measures of the underlying results of our ongoing operations. The Company also believes the disclosure of non-GAAP net income (loss) will help investors meaningfully evaluate and compare its cash flow generating capacity from quarter to quarter and year to year.

The non-GAAP items, and the basis for excluding them from GAAP financial measures, are outlined below:

•
Restructuring and separation costs– For the year ended September 30, 2017 we incurred $1.3 million in restructuring costs as we continued to reduce our overall cost structure to better align our costs with future production requirements. For the year ended September 30, 2016, we recorded $8.4 million in restructuring and separation costs due to the restructuring of our senior management team and the alignment of our salaried and hourly workforce with future production requirements.

Due to the nature of these items, the Company does not believe that these items reflect its ongoing operations.
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